Exhibit 99.1

CERIDIAN OBTAINS REQUIRED REGULATORY APPROVALS FOR $36 PER SHARE ACQUISITION

MINNEAPOLIS, MN – October 10, 2007 – Ceridian Corporation (NYSE: CEN) today announced that, as of October 4, 2007, it had received all necessary regulatory approvals for its pending $36 per share acquisition by affiliates of Thomas H. Lee Partners, L.P. and Fidelity National Financial, Inc. (NSYE: FNF). The Company continues to work diligently towards the goal of completing the acquisition in the fourth quarter of 2007.

ABOUT CERIDIAN

Ceridian Corporation (www.ceridian.com) is a business services company that helps its customers maximize the power of their people, lower their costs and focus on what they do best. The Company serves businesses and employees in the United States, Canada and Europe. Ceridian is one of the top human resources outsourcing companies in each of its markets, and offers a broad range of human resource services, including payroll, benefits administration, tax compliance, HR information systems and Employee Assistance Program (EAP) and work-life solutions. Through its Comdata subsidiary, Ceridian is a major payment processor and issuer of credit cards, debit cards and stored value cards, primarily for the trucking and retail industries in the United States.

FORWARD LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The statements regarding Ceridian Corporation contained in this release that are not historical in nature, particularly those relating to the expected completion and timing of the acquisition, are forward-looking statements based on current expectations and assumptions, and entail various risks and uncertainties, such as the condition of the financing markets, that could cause actual results to differ materially from those expressed in such forward-looking statements. Important factors known to Ceridian that could cause such material differences are identified and discussed from time to time in Ceridian’s filings with the Securities and Exchange Commission, including matters arising from the proposed merger involving Ceridian and Thomas H. Lee Partners, L.P. and Fidelity National Financial, Inc., the SEC investigation, the prior restatements of our financial statements, the pending shareholder litigation, volatility associated with Comdata’s fuel price derivative contracts and those factors which are discussed in Ceridian’s Annual Report on Form 10-K for the year ended December 31, 2006 and in Ceridian’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2007, which factors are also incorporated herein by reference.

Ceridian undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any future disclosure Ceridian makes on related subjects.

CONTACTS:

Pete Stoddart, Director of Public Relations
952-853-4278

Craig Manson, Vice President of Investor Relations
952-853-6022

Tim Lynch
Joele Frank, Wilkinson Brimmer Katcher
212-355-4449